CHARLES A. BOWMAN

STOCK OPTION AWARD

THIS AGREEMENT is made on and as of August 26, 1998, by and between SPX CORPORATION, a Delaware Corporation (“SPX” or the “Company”) and CHARLES A. BOWMAN (“Executive”).

1.	Grant of Options. In recognition of his performance as Director of Corporate Finance of the Corporation, and as an inducement to his continuing in the employ of the Company, SPX hereby grants to Executive Options to purchase 45,000 Shares of the Company’s Common Stock, par value $10.00 (“Common Stock”) at Option Prices set forth below and in the manner and subject to the terms and conditions hereinafter provided:

Number of Shares	Option Price Per Share
15,000	$60.00
15,000	$75.00
15,000	$90.00

These Options are granted to Executive by the Board of Directors of the Company and are in addition to the stock options granted to Executive under the Company’s 1992 Stock Compensation Plan. The Options granted under this Agreement are outside of and not granted pursuant to said Plan. To the extent that shares of Common Stock are held by the Company as treasury shares at the time that the Options (or any portion thereof) are exercised, the Company will use treasury shares as the source of the Common Stock issued to the Executive in connection with such exercise. The Board of Directors has delegated to its Compensation Committee (the “Committee”) the authority to make such determinations and interpretations of this Agreement as it deems necessary and appropriate to carry out its intent and terms.

2.	Nonqualified Replacement Options. This Option is granted with the right to receive “Nonqualified Replacement Options” in accordance with the terms of this Agreement. A Nonqualified Replacement Option shall be granted upon the exercise of the Option (including any Options granted under this paragraph 2) if either (i) previously-owned shares of Mature Common Stock (defined below) are surrendered (whether by delivery or attestation) in payment of the Option Price or tax withholding, or (ii) shares of Common Stock otherwise issuable upon such exercise are withheld to satisfy minimum tax withholding, subject to the following:

a.	The number of shares of Common Stock subject to the Nonqualified Replacement Option shall be the number of shares of Common Stock surrendered or withheld.

b.	The Option Price of the Nonqualified Replacement Option shall be the fair market value of a share of Common Stock on the date the Nonqualified Replacement Option is granted.

c.	The Nonqualified Replacement Option shall be fully vested and shall expire on the Expiration Date set forth in paragraph 3.

Upon exercise, a Nonqualified Replacement Option shall also be eligible to receive a Nonqualified Replacement Option. A Nonqualified Replacement Option will not be granted upon the exercise of an Option, including a Nonqualified Replacement Option, unless the fair market value of a share of Common Stock on the date of exercise is at least 25% higher than the Option Price of such Option or Nonqualified Replacement Option, as applicable. “Mature Shares” means, for purposes of this Agreement, Common Stock that has been acquired by the Executive on the open market or that has been acquired pursuant to an employee benefit arrangement of the Company and held for at least six months. For purposes of this paragraph 2, fair market value shall be determined in accordance with paragraph 4d. For purposes of the following provisions of this Agreement, the term Option shall also refer to Nonqualified Replacement Options.

3.	Time of Exercise of Options/Vesting. The Options granted hereunder may be exercised in whole or in part at any time and from time to time on or after the Vesting Date and prior to or on the Expiration Date. The Vesting Date is the earliest of: (i) August 26, 2003, (ii) the date on which a Change of Control (as defined in paragraph 7) of the Company occurs or (iii) the date on which Executive’s employment with the Company terminates by reason of his disability or death. The Expiration Date is August 25, 2008, except as otherwise provided herein.

4.	Manner of Exercise. The Options may be exercised by written notice which shall:
a.	State the election to exercise the Options and the number of shares and Option Price in respect of which they are being exercised;

b.	Be signed by Executive or such other person or persons entitled to exercise the Options;

c.	Be in writing and delivered to SPX’s Secretary;

d.	Be accompanied by payment in full of the Option Price for the shares to be purchased. Payment may be made by: (i) check, bank draft, money order or other cash payment, or (ii) delivery (or deemed delivery by attestation) of previously acquired shares of Common Stock with a fair market value as of the exercise date equal to the aggregate Option Price for the shares to be purchased (or a combination of (i) and (ii)). The fair market value of the Common Stock for this purpose shall be the closing price of a share of Common Stock as reported in the “NYSE-Composite Transactions” section of the Midwest Edition of The Wall Street Journal for the exercise date or, if no prices are quoted for such date, on the next preceding date on which such prices of Common Stock are so quoted;

e.	Be accompanied by payment of any Federal, state or local taxes required by law to be withheld by the Company with respect to the exercise of the Options unless other satisfactory arrangements are made between the Company and the Executive to satisfy such withholding obligations; and

f.	Unless a Registration Statement under the Securities Act of 1933 is in effect with respect to the shares of Common Stock to be issued, contain a representation by the Executive or other person or persons entitled to exercise the Options that the shares of Common Stock are being acquired for investment and with no present intention of selling or transferring them and that the person acquiring them will not sell or otherwise transfer the shares except in compliance with all applicable securities laws and requirements of any stock exchange upon which the shares may then be listed.

If the Options shall have been exercised in full, this Agreement shall be canceled and retained by the Company, otherwise it shall be appropriately endorsed to reflect partial exercise and returned to the Executive or other person entitled to exercise the Options.

5.	Termination of Employment for Disability or Death. If without having fully exercised the Options granted hereunder, the Executive’s employment with the Company is terminated by reason of disability, then the Vesting Date shall be the date of his termination and the Expiration Date shall be the date 90 days after termination. If without having fully exercised the Options granted hereunder, the Executive’s employment with the Company is terminated by reason of death, the Options granted hereunder shall be fully vested and shall be exercisable by the person or persons who shall have acquired the Executive’s rights hereunder by will or the laws of descent and distribution and the Expiration Date shall be the earlier of: (i) the date which is twelve months following the date of the Executive’s death, or (ii) August 25, 2008.

6.	Other Termination of Employment. If the Executive’s employment with the Company is terminated for reasons other than death or disability and prior to the Vesting Date, this Agreement and the Executive’s Options shall terminate. If the Executive’s employment with the Company is terminated for reasons other than death or disability and subsequent to the Vesting Date, then the Expiration Date shall be the earlier of: (i) the date which is 90 days following the date of termination of his employment, or (ii) August 25, 2008.

7.	Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:

a.	Any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, the Company or any subsidiary of the Company, or any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding securities;

b.	During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such two-year period constitute the Board of Directors of the Company and any new director (except for a director designated by a person who has entered into an agreement with the Company to effect a transaction described elsewhere in this section) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least a majority thereof; or

c.	The shareholders of the Company approve a plan of complete liquidation of the Company, an agreement for the sale or disposition of the Company of all or substantially all of the Company’s assets, or a plan of merger or consolidation of the Company with any other corporation, except for a merger or consolidation in which the security owners of the Company immediately prior to the merger or consolidation continue to own at least eighty percent (80%) of the voting securities of the new (or continued) entity immediately after such merger or consolidation.

d.	Any person, other than the Company, purchases securities pursuant to an exchange or tender offer for securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities.

8.	Rights Prior to Exercise of Option. The Options may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. The Options shall be exercisable during the Executive’s lifetime only by him. Executive shall not have any rights as a stockholder with respect to the shares of Common Stock optioned hereunder until exercise of the Options and delivery of the shares as herein provided.

9.	Adjustment in the Event of Changes Affecting Common Stock. In the event of any change in the outstanding shares of Common Stock that occurs by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Common Stock subject to the Options, and the Option Prices, shall be appropriately adjusted by the Committee, whose reasonable determination shall be conclusive, provided, however, that fractional shares shall be rounded to the nearest whole share.

10.	No Contract of Employment. Nothing contained in this Agreement shall be construed as a contract of employment between SPX and Executive, or as creating a right of Executive to be continued in the employment of SPX, or as a limitation of SPX’s right to discharge Executive with or without cause. Except as expressly provided herein, this Agreement shall not be construed as a term or condition of his employment and, in particular, it shall neither confer upon Executive any additional rights or privileges relative to his existing terms and conditions of employment nor shall it entitle Executive to additional compensation or damages upon any termination of employment.

11.	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, legal representatives, successors and assigns. This Agreement may be amended only by further written agreement of the Company and Executive.

12.	Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SPX CORPORATION		EXECUTIVE

By:	/s/ John B. Blystone	/s/ Charles A. Bowman
	John B. Blystone	Charles A. Bowman
Title:	Chairman, President & CEO

6